Exhibit 10.2

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made as of August 13, 2009 between Discovery Laboratories, Inc. (the “Company”) and Robert J. Capetola, Ph.D. (“Executive”) (hereinafter collectively referred to as the “Parties”).

WHEREAS, the Company and Executive are parties to an employment agreement dated May 4, 2006, as amended (the “Employment Agreement”);

WHEREAS, Executive desires to resign all of his positions with the Company and Executive and the Company wish to mutually agree on matters relating to Executive’s resignation, on the terms set forth in this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, Executive and the Company agree as follows:

1. Resignation from Employment and the Board of Directors.  As of 5:00 p.m. on the date of this Agreement as set forth above (the “Resignation Date”), Executive hereby resigns all employment and related job duties and responsibilities with the Company including, without limitation, his positions as President and Chief Executive Officer and as a member of the Board of Directors of the Company.  This resignation is the product of an agreement by the Parties hereto and is not a result of any disagreement Executive had about the operations, policies or practices of the Company or any of its subsidiaries or affiliates.  Terms not otherwise defined in this Agreement shall have the meaning given to them in the Employment Agreement.

2. Severance Payments and Benefits to Executive.

(a) Separation Payment.  On the Effective Date (as defined in Section 8(d) of this Agreement), Company shall pay to Executive a lump sum cash payment in an amount equal to the sum of (i) all unpaid compensation accrued through the Resignation Date, and any unreimbursed employee business expenses (subject to submission of appropriate documentation) (provided, that any payment under this Section 2(a) shall not exceed the amount that otherwise would be calculated in accordance with Section 7(a)(i) of the Employment Agreement), plus (ii) $250,000.

(b) Periodic Severance Payments.  During the period beginning as of the Resignation Date and ending on May 3, 2010 (the “Severance Period”, unless terminated early under Section 2(e) or 2(f) of this Agreement), Company shall pay to Executive an amount equal to his Base Salary (calculated at a rate of $490,000 per annum), payable in accordance with the Company’s normal bi-weekly payroll practices and less any required withholdings.

(c) Severance Period Benefits.  During the period beginning as of the Resignation Date and ending on May 3, 2010 (the “Benefits Period”, unless extended under Section 2(e) or 2(f) of this Agreement), the Company shall provide Executive continuation of the health (initially pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), life and other benefits as set forth, and to the extent described, in Section 7(b)(iv) of the Employment Agreement.

(d) Stock Options and Restricted Stock.  On the Effective Date, all shares of stock and all options to acquire Company stock held by Executive shall accelerate and become fully vested and all stock options shall continue to be exercisable for the remainder of their stated terms.  In the event of a Change of Control, if Executive shall elect not to exercise all or any portion of his Company options, Executive shall be treated no less favorably than the Company’s senior executives with respect to any extension, monetization or other disposition of such executives’ similar unexercised options in connection with the Change of Control.

(e) Additional Severance Payments and Benefits in the Event of a Corporate Transaction.  In the event that, prior to the expiration of the Severance Period, the Company consummates a Corporate Transaction, as that term is defined below, then:

1)
the periodic payments under Section 2(b) shall cease and, within 10 days from the date of a Corporate Transaction (or, if the Corporate Transaction consists of more than one transaction, the date of the last of such transactions), the Company shall pay Executive a lump sum cash payment in the amounts described in Section 7(b)(iii) of the Employment Agreement, reduced by the aggregate of any severance payments paid to Executive pursuant to Sections 2(a)(ii) and 2(b); and

2)	the Benefits Period under Section 2(c) shall be extended for a period ending 24 months after the Resignation Date.

For the purposes of this Agreement, the term “Corporate Transaction” means (i) one or more corporate partnering or strategic alliance transactions, Business Combinations or public or private financings that (A) are completed during the Severance Period and (B) result in cash proceeds (net of transaction costs) to the Company of at least $20 million received during the Severance Period or within 90 calendar days thereafter, or (ii) an acquisition of the Company, by Business Combination or other similar transaction, that occurs during the Severance Period and the consideration paid to stockholders of the Company, in cash or securities, is at least $20 million.  Net proceeds shall be calculated without taking into account any amounts received by the Company as reimbursement for costs of development and research activities to be performed in connection with any such transaction.

(f) Additional Severance Payments and Benefits in the Event of a Change of Control.  In the event that, prior to the expiration of the Severance Period, the Company consummates a Corporate Transaction that constitutes a Change of Control, as that term is defined under the Employment Agreement, then:

1)
the periodic payments under Section 2(b) shall cease and, in lieu of the Severance Payments provided under Section 2(e) of this Agreement, within 10 days from the date of a Change of Control, the Company shall pay Executive a lump sum cash payment in an amount equal to the product of 2.25 times the sum of (A) the Executive’s Base Salary and (B) the Highest Annual Bonus, reduced by the aggregate of any severance payments paid to Executive pursuant to Sections 2(a)(ii) and 2(b); and

2)	The Benefits Period under Section 2(c) shall be extended for a period ending 27 months after the Resignation Date.

(g) Other Miscellaneous Severance Matters.

1)
Executive acknowledges and agrees that, from and after the date of this Agreement, Executive shall not be entitled to any benefits or employment rights set forth in his Employment Agreement, during the Severance Period or otherwise, other than the benefits set forth in this Agreement.

2)
In the event of a Corporate Transaction or a Change of Control in which the Company’s vice-presidents shall decide or otherwise be required to accept a reduction in any severance payments payable in connection with such transaction pursuant to their respective employment agreements then in effect, the lump sum cash payments to be provided to Executive pursuant to Sections 2(e) or (f) of this Agreement shall then likewise be reduced in an amount and manner so as to constitute a substantially similar proportional adjustment as that experienced by the Company’s vice-presidents; provided, however, that (i) such adjustment shall be applied solely with respect to payments that otherwise would be paid to Executive under Sections 2(e) or (f) of this Agreement, (ii) the Company shall promptly notify Executive that such adjustment will occur and provide copies of the transaction documents at the time the transaction is publicly disclosed, and (iii) under no circumstances will Executive be required to return any money that has been previously paid to him.

(h) Survival of Obligations.  The obligations of the Company under this Section 2 shall survive the death of Executive.  Any amounts remaining due at the time of or after Executive’s death shall be paid on the dates set forth in this Agreement and shall be payable to his surviving spouse or his estate or legal representative.  If the Company remains obligated to provide any benefits after the time of Executive’s death, such benefits shall be provided to surviving participants and/or beneficiaries under the Company’s health and welfare and other benefit plans, in accordance with any applicable provisions of COBRA and the provisions of such plans.

(i) Acknowledgements.  All payments made to Executive under this Agreement shall be subject to applicable federal, state and local withholding taxes.  Executive hereby acknowledges that, under the Employment Agreement and under the Company’s general policies and practices, Executive is not otherwise entitled to receive the benefits described in this Agreement unless Executive signs this Agreement.  Executive further acknowledges that, other than the foregoing payments described in this Section 2, he has received payment in full for all of the compensation, wages, benefits and payments of any kind otherwise due him from the Company, including compensation, bonuses, commissions, lost wages, severance, expense reimbursements, payments to benefit plans, accrued but unused vacation and personal or sick time as provided in the Employment Agreement or otherwise.  The Parties acknowledge that the consideration described in Section 2 represents good, valuable, and sufficient consideration for the mutual promises and duties set forth in this Agreement.

3. Complete Release by Executive; Indemnity by Company.

(a) Release.  For and in consideration of the payments and promises contemplated by Section 2 of this Agreement and for other good and valuable consideration as more fully described herein, the receipt and adequacy of which is hereby acknowledged, Executive hereby waives, releases and gives up any claim or cause of action that Executive, Executive’s heirs, executors, administrators, successors and assigns may have against the Company, its subsidiaries and affiliates and their employee benefit plans and the trustees, fiduciaries and administrators of those plans, and any of the foregoing present or past employees, officers, shareholders, managers, directors, agents and contractors, and each of their predecessors, successors and assigns (the “Released Parties”), based on any event that has occurred before Executive signs this Agreement, or arising from or based upon Executive’s employment with the Company and/or separation from employment and/or termination of the Employment Agreement, including, but not limited to, any claims for salary, bonuses, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended; any claims of harassment or discrimination based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, harassment, retaliation, citizenship status, pregnancy, leave of absence (including, but not limited to, the Family Medical Leave Act or any other federal, state or local leave laws), medical condition or disability, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, Section 1981 of the Civil Rights Act of 1866, or any other federal, state or local law prohibiting discrimination in employment; any claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, or under any federal, state or local law prohibiting age discrimination; the Worker Adjustment and Retraining Notification Act; whistleblower claims; claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge or any other employment-related tort; any claim for costs, fees or other expenses, including attorneys’ fees; and all claims under any other federal, state or local law relating to employment, including the Sarbanes-Oxley Act of 2002.  This waiver includes a waiver of claims that Executive may know about and claims that Executive may not know about.  However, the foregoing waiver shall not apply to, and Executive does not hereby waive, release or give up (i) any claim for workers’ compensation benefits, (ii) any vested benefits (if any) under the terms of any retirement savings, insurance, or other qualified plan(s) maintained by the Company, (iii) any right to unemployment benefits that Executive may have, (iv) any rights that Executive may have to purchase health benefit continuation coverage under COBRA, (v) any rights that Executive may have under this Agreement, the Indemnification Agreement (as defined below), the Agreements between the Company and Executive related to Executive’s Options Agreements and Restricted Stock Agreements, and (vi) any rights of Executive under the Company’s Certificate of Incorporation, as amended from time to time, and the Company’s Bylaws, as amended from time to time, and any insurance policies maintained by the Company, including directors and officers liability and product and general liability policies.

(b) Claims.  Executive represents and warrants that Executive has not filed, commenced or lodged against or relating to the Company, or permitted to be filed, commenced or lodged against or relating to the Company on Executive’s behalf, any complaints, charges, claims, actions or other proceedings of any nature or description in or before any court, administrative agency or other forum.  Executive hereby agrees that neither Executive, nor any non-governmental person, organization or other entity acting on Executive’s behalf, has in the past or will in the future file any lawsuit or arbitration asserting any claim that is waived under Section 3(a) of this Agreement.  If Executive breaks this promise and files a lawsuit or arbitration making any claim waived in this Agreement, Executive shall pay for all costs, including reasonable attorneys’ fees, incurred by the Company in defending against any such claim.  Furthermore, Executive hereby gives up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to Executive’s employment with and/or termination of employment from the Company, and if Executive is awarded money damages, Executive hereby agrees to assign to the Company all right and interest to such money damages.  Executive affirms that he has not assigned or transferred any claim against the Company or any of the Released Parties, nor has he purported to do so.

(c) Executive Indemnity.  The Company hereby acknowledges that the Indemnification Agreement, effective as of September 15, 2000 (“Indemnification Agreement”), between Executive and the Company shall survive the termination of the Employment Agreement and any expiration of the Severance Period and remain in full force and effect in accordance with its terms.

4. Release of Executive by the Company.

(a) In consideration of the promises by Executive under this Agreement, including the representations, covenants and release provided under Section 3, and for other good and valuable consideration as more fully described herein, the Company hereby irrevocably and unconditionally releases, waives and forever discharges Executive from known and unknown claims, promises, causes of action or similar rights of any type that the Company may have against Executive. However, the foregoing waiver shall not apply to, and the Company does not hereby waive, release or give up (i) any claim arising under the terms of any health, welfare, equity incentive or other employee benefit plan maintained by the Company, (ii) any rights that the Company may have under this Agreement, the Indemnification Agreement, the Agreements between the Company and Executive related to Executive’s Options Agreements and Restricted Stock Agreements, and (iii) any rights of the Company to recoup reimbursement or advances to Executive under the Company’s Certificate of Incorporation, as amended from time to time, and the Company’s Bylaws, as amended from time to time, and any insurance policies maintained by the Company, including directors and officers liability and product and general liability policies .

(b) Claims.  The Company represents and warrants that the Company has not filed, commenced or lodged against or relating to Executive any complaints, charges, claims, actions or other proceedings of any nature or description in or before any court, administrative agency or other forum.  The Company hereby agrees that it will not in the future file any lawsuit or arbitration asserting any claim that is waived under Section 4(a) of this Agreement.  If the Company breaks this promise and files a lawsuit or arbitration making any claim waived in this Agreement, the Company shall pay for all costs, including reasonable attorneys’ fees, incurred by Executive in defending against any such claim.

5. Executive’s Promises and Representations.

(a) Employment Separation. Executive promises never to knowingly seek employment with the Company or its affiliates.

(b)  No Admission of Liability.  Executive agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by the Company and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since the Company expressly denies liability.  Executive agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that the Released Parties do not believe or admit that any of them has done anything wrong.  Similarly, the Company agrees that the terms of this Agreement are not to be construed as an admission of legal liability by Executive and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since Executive expressly denies liability.  The Company agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that Executive does not believe or admit that he has done anything wrong.

(c) Other Confidentiality.   Executive acknowledges that, as a company in a highly competitive industry, the Company follows a policy intended to fully protect its trade secrets and confidential information (collectively, "Confidential Information").  In the course of Executive’s employment, Executive has had access to Confidential Information, the use or disclosure of which would be seriously damaging to the Company.  Such Confidential Information is the Company's property and is not readily ascertainable from public sources.  Executive’s access to Confidential Information has been essential to the performance of Executive’s duties for the Company.  Executive represents and warrants that (i) he is in compliance with all obligations of Executive as set forth in the Proprietary Information and Inventions Agreement, (ii) he has timely made all disclosures required to be made by him under the Proprietary Information and Inventions Agreement, and (iii) he has executed and delivered all documents and assignments contemplated by the Proprietary Information and Inventions Agreement.  Executive covenants that he will comply with all obligations that arise under the Proprietary Information and Inventions Agreement that arise as a result of or in connection with the termination of his employment with the Company.  The Company acknowledges that Executive has signed all documents related to the Proprietary Information and Inventions Agreement that the Company has requested him to sign.  At the Company's reasonable request, Executive agrees to promptly make all disclosures and execute all documents appropriate to preserve the confidentiality of, and/or otherwise protect, the Company’s interest in, any Confidential Information and Inventions, including with respect to trade secrets, inventor disclosure statements and patent prosecution.  Executive will promptly surrender to the Company all documents, computer disks and hard drives, all notes and memoranda relating to or containing Confidential Information.

(d) Non-Disparagement.  The Parties agree that at no time will either Party disparage the other Party or make uncomplimentary statements or remarks about the other Party (including, with respect to the Company, any of its present or past employees, officers, managers, and directors), to any person or entity, whether orally, in writing or by any other means of communication.  Except as may be required by law, Executive also agrees not to at any time discuss the Company or its business with, or comment on the Company or its business, to any employee or other representative of any federal, state or local government or administrative agency, self-regulatory organization, investment banking firm, newspaper, magazine or television or radio station, or any Internet site, or any reporter, writer or other person or entity, whether orally, in writing or by any other means of communication.  The Company agrees that it will not respond to inquiries about Executive, except to confirm his dates of employment and title.  Notwithstanding the foregoing, the Parties shall not be prevented from providing information in connection with, or testifying in (i) a judicial, arbitration or other proceeding in connection with this Agreement or under any other agreement related to the exceptions set forth in Sections 3(a) or 4(a), or (ii) as may be required by any applicable statute, law, ordinance, regulation, order, or rule of any federal, state, local or other governmental agency or body, including without limitation, any securities exchange, having jurisdiction over the Parties and the business and research and development activities of the Company.

(e) Non-Competition During and After Employment.  Clause (X) of Section 4(c) of the Employment Agreement is hereby amended in its entirety to read:

(X) compete with the Company in the business of developing or commercializing pulmonary surfactants, including aerosolization technologies intended for use therewith, or any other category of compounds which forms the basis of the Company's material products on the Resignation Date or any material products under development on the Resignation Date,

(f) Enforcement.  Executive acknowledges that a breach or threatened breach of Section 5 (d) of this Agreement will constitute a material breach of this Agreement and cause the Company irreparable injury and damage.  Executive therefore agrees that, in addition to any other remedies that may be available to the Company at law, the Company will be entitled to an injunction and/or other equitable relief (without the requirement of posting a bond or other security) to prevent a breach or threatened breach of such provisions and to secure their enforcement.

(g) Return of Company Property.  Promptly after execution of this Agreement, but in no event later than the close of business on August 24, 2009, Executive shall return to the Company all originals and copies of all files, memoranda, documents, records, credit cards; keys, electronically or optically stored data, and any other property of the Company, the Company’s clients or its affiliates in his possession, custody or control including, but not limited to, the Company’s records, office equipment, such as computers and related equipment, telephones, pagers, etc.  At such time, at the request of the Company, Executive shall certify that he has no property of the Company, the Company’s clients or its affiliates in his possession or under his control.  The Company acknowledges that Executive owns the cell phone that he has used for business purposes.  After the date of this Agreement, Executive shall be solely responsible for all expenses related to his cell phone.

(h) Cooperation and Transition of Duties.  Executive agrees to reasonably cooperate in the transition of his duties and responsibilities as reasonably requested by the Company including, if required, executing such customary and reasonable documents and certifications that relate to matters arising prior to his resignation.  Executive agrees to fully cooperate with the Company and participate in the preparation for, response to, prosecution of and/or defense of any pending, actual or threatened litigation involving the Company, its clients, vendors and/or its affiliates.  The Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive as a result of such cooperation.

6. Termination.

(a) This Agreement shall terminate upon (i) the occurrence of a Corporate Transaction or Change of Control (whichever occurs later), effective on the closing date of such Corporate Transaction or Change of Control, or, if the Corporate Transaction consists of more than one transaction, the closing date of the last of such transactions, and payment to Executive of all amounts owed to him under this Agreement as a result of such Corporate Transaction or Change of Control.

(b) This Agreement may be terminated by the Company, on written notice to Executive (stating in reasonable detail the reasons for such termination) only if Executive materially breaches the material terms and conditions of Sections 5(c), (d) and (h) of this Agreement, Section 4(c) of the Employment Agreement and the Proprietary Information and Inventions Agreement.  Unless and until such breach occurs, the Company shall provide to Executive the consideration described in Section 2 of this Agreement.

1)
In the event that the Company terminates the Agreement in accordance with this Section 6(b), the Company agrees that it shall not object to the Executive, in his sole discretion (and Executive agrees that, if he shall challenge the Company’s termination, he shall only do so by), moving for expedited relief under the Commercial Rules of the AAA for a determination as to whether or not a material breach under this Agreement has occurred.  In such event, the Company agrees that it shall continue to make the payments, as and when due, that otherwise would have been payable to Executive under this Agreement, and all such payments shall be deposited into an escrow account held by AAA.

2)
If it shall be determined by an arbitrator under the Commercial Rules of the AAA, or a court of competent jurisdiction, that such a material breach has occurred, in addition to and not in substitution for any other remedies that the Company may have, in law or in equity, the Company shall be entitled to recoup any payments or benefits that have been paid or afforded to Executive under this Agreement, as well as all amounts held in escrow by AAA.

3)
In the event that the arbitrator determines that the Executive’s conduct did not constitute a material breach of this Agreement, this Agreement shall be deemed re-instated and all funds then held in the AAA escrow account shall be paid to Executive (less any withholdings, which shall be returned to the Company), and Company shall pay to Executive, within five (5) days of the Arbitrator’s determination, interest on the amounts deposited in the escrow account held by AAA, from the original due date until paid, calculated at a rate of ten percent (10%) per annum.  In addition, Executive shall be entitled to the benefits set forth in Section 11 of the Employment Agreement.

7. Consideration of Agreement.  Both Parties acknowledge that, before signing this Agreement, they have carefully read this Agreement; they fully understood it; it is written in a manner that is understandable to both of them; and they are entering into it knowingly and voluntarily.

8. Miscellaneous.

(a) Entire Agreement.  This Agreement is the entire agreement between Executive and the Company with respect to his resignation and the termination of his employment with the Company.  This Agreement may not be modified or canceled in any manner except by a writing signed by both Executive and an authorized officer of the Company.  In deciding to sign this Agreement, Executive has not relied on any statement by anyone associated with the Company that is not contained in this Agreement.  Executive acknowledges that the Company has made no promises, assurances, or representations of any kind to Executive with respect to his resignation and the termination of his employment with the Company, other than those explicitly contained in this Agreement.

(b) Binding Effect; Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives.  The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(c) Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

 (i) if to the Company:

Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, PA 18976
Attn: General Counsel

(ii) if to the Executive:

Robert J. Capetola, Ph.D.
6097 Hidden Valley Dr.
Doylestown, PA 18902

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

(d) Consideration Period.  Executive acknowledges that the Company has advised him to consult with an attorney prior to executing this Agreement.  Executive also acknowledges that he has been given a period of at least 21 days within which to consider the Agreement.  For a period of seven days following the execution of this Agreement, Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired, such date being the “Effective Date” under this Agreement.  If Executive wishes to revoke this Agreement, he shall provide written notice to the Company, attention Corporate Secretary, no later than 5:00 p.m. on August 20, 2009.  Executive acknowledges and agrees that, for the purpose of this Section 8(d), time is of the essence and that, should he fail to deliver a revocation notice no later than 5:00 p.m. on August 20, 2009, he shall have waived his right to revoke this Agreement.

(e) Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction or arbitrator to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.  Notwithstanding the foregoing, if any of Executive’s release, representations or covenants contained in Section 3 of this Agreement are declared to be invalid, illegal, unenforceable or barred for any reason whatsoever, the Company shall have the right to consider its obligations under this Agreement to be nullified and, in such case, the Company may cease providing any payments or benefits that otherwise may be due under this Agreement.  In such event, however, Executive shall not be obligated to return any payments or benefits received prior to the date of such declaration.

(f) Interpretation and Governing Law.  This Agreement shall be construed as a whole according to its fair meaning.  It shall not be construed strictly for or against Executive or the Company.  This Agreement shall be governed by the statutes and common law of the Commonwealth of Pennsylvania, excluding its choice of law statutes and common law.

(g) Negotiation; Arbitration.  If the Parties are unable to resolve any controversy, claim or dispute of whatever nature between Executive and the Company arising out of or related to this Agreement or the construction interpretation, performance, breach, termination, enforceability or validity of this Agreement (herein a “Dispute”) then the Dispute shall be settled by final and binding arbitration in accordance with the provisions of Section 15 of the Employment Agreement.  The provisions of Section 11 of the Employment Agreement shall not be applicable to any such proceeding.

(h) Company Representations.  The Company represents and warrants as follows: (a) it is a corporation validly existing and in good standing under the laws of the State of Delaware, (b) it has full corporate power to enter into and perform its obligations under this Agreement and has obtained all necessary consents related thereto, and (c) this Agreement has been duly executed and delivered by it and is binding and enforceable against it in accordance with its terms.

(i) Headings.  The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or interpretation of this Agreement.

(j) Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute but one and the same document.  One or more counterparts of this Agreement may be delivered by via telecopy or other electronic means, with the intention that they shall have the same effect as an original counterpart of this Agreement.

EXECUTIVE IS ADVISED TO  READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

[Signatures appear on the next page.]

IN WITNESS WHEREOF and intending to be legally bound, Executive and the Company have executed this Agreement on the dates indicated below:

EXECUTIVE

Robert J. Capetola, Ph.D.

DISCOVERY LABORATORIES, INC.
By:	W. Thomas Amick, Chairman of the Board